EXHIBIT 10.65

[DDMG Letterhead]

November 1, 2011

PBC DDH Warrants, LLC
PBC DDH Warrants II, LLC
505 South Flagler Drive, Suite 1400
West Palm Beach, Florida 33401
Attention:  Nate Ward

Dear Nate:

Reference is made to that certain Warrant dated November 24, 2010 (the “Warrant”) by and between Digital Domain Media Group, Inc., a Florida corporation (formerly known as Digital Domain Holdings Corporation, a Florida corporation) (hereafter the “Company”) and PBC DDH Warrants, LLC, a Delaware limited liability company (hereafter “PBC DDH Warrants”) and that certain Warrant dated June 30, 2011 (“Warrant II”) by and between Company and PBC DDH Warrants II, LLC (f/k/a PBC DDH Profits, LLC), a Delaware limited liability company (hereafter “PBC DDH Warrants II”).  Unless otherwise noted, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Warrant or Warrant II, as applicable.

For valuable consideration received by all parties hereto, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by hereby, by signing this letter agreement below, the Company, PBC DDH Warrants and PBC DDH Warrants II, as applicable, hereby agree to the following:

1.           The Warrant shall be automatically exercised in accordance with the terms of the Warrant and in the manner determined by PBC DDH Warrants, and PBC DDH Warrants shall automatically receive all of the unexercised Warrant Shares under the Warrant pursuant to Section 3 of the Warrant, and such Warrant Shares shall automatically convert into Common Stock, if the Company completes a registration of its Common Stock where the Company or the resulting entity is publicly traded with a market capitalization of no less than $200,000,000.00 and the Company has received net proceeds of at least $20,000,000.00 from such transaction.

2.           PBC DDH Warrants hereby consents to the issuance to management and employees of Digital Domain, a Delaware Corporation (“DD California”) of options exercisable for up to a total of 500,000 shares of the common stock of DD California, which options will be exercisable for an amount equal to fair market value at the time of grant.  DD California shall determine the allocation of such options among the management and employees of DD California.  So long as such stock options are granted in accordance with the foregoing, PBC DDH Warrants consents that the issuance of such stock options shall not be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant.

3.           PBC DDH Warrants hereby acknowledges that it approved and consented to the issuance of shares of Common Stock, at the time of such issuance, to Wyndcrest DD Investment Holdings, LLC, Jonathan Teaford and Dan Marino in connection with their exchange of common stock of DD California for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in its subsidiary, DD California, by issuing up to 0.62 shares of its Common Stock for one share of the common stock of DD California, or at any other share exchange ratio not exceeding 0.62 shares of Common Stock for one share of common stock of DD California.  PBC DDH Warrants hereby acknowledges that it approved and consented to the issuance of Common Stock in August, 2011 to certain investors, at the time of such issuance, in connection with their exchange of common stock of Digital Domain Institute for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in Digital Domain Institute by issuing up to 0.83 shares of its Common Stock for one share of the common stock of Digital Domain Institute, or at any other share exchange ratio not exceeding 0.83 shares of Common Stock for one share of common stock of Digital Domain Institute.  PBC DDH Warrants hereby acknowledges that it approved and consented to the issuance of Common Stock to Mountain Partners in June, 2011, at the time of such issuance, in connection with its exchange of common stock of DD California for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in its subsidiary, DD California, by issuing up to 0.62 shares of its Common Stock for one share of the common stock of DD California, or at any other share exchange ratio not exceeding 0.62 shares of Common Stock for one share of common stock of DD California.

In connection with the transaction between John Textor and DD California in July, 2011, whereby John Textor exchanged 1,500,000 shares of DD California for 934,580 shares of Common Stock, these shares shall be included in the definition of “Common Stock Deemed Outstanding” in the Warrant and the number of shares that the Warrant is convertible/exercisable into as a result of such transaction have been increased in accordance with the terms of the Warrant, which are fully and accurately reflected in the capitalization chart attached as Appendix I, respectively, and shall thereafter be subject to the terms of the Warrant.

4.           The Company shall pay its own costs and expenses and all reasonable out-of-pocket costs and expenses of PBC DDH Warrants and PBC DDH Warrants II, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the transactions contemplated by this Agreement and the Company's initial public offering (including review or, and revisions to, the Company's registration statement).

5.           In exchange for the agreements of PBC DDH Warrants in sections 1 through 2 of this letter agreement, the Company shall issue PBC DDH Warrants on the date hereof a common stock warrant in the form attached as Exhibit A exercisable on the date hereof for 6,487 shares of Common Stock at an exercise price of $0.01 per share.

6.           The Company represents and warrants that, after giving effect to the issuance of the common stock warrant referenced in Section 5 and all other warrants issued on the date hereof to affiliates of PBC DDH Warrants, as of the date hereof (i) the authorized capital stock of the Company will consist solely of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock, 100,000 shares of which preferred stock have been designated Series A Preferred Stock and (ii) there are 19,477,910 shares of common stock issued and outstanding, all of which are validly issued and fully paid and nonassessable.  In addition to outstanding common stock, the capitalization chart attached as Appendix I lists all outstanding options, warrants and convertible debt of the Company.  As of the date hereof there will not be, except as set forth in Appendix I hereto, any options, agreements, instruments or securities relating to the issued or unissued capital stock of the Company or its Subsidiaries, or obligating the Company or its Subsidiaries to issue, transfer, grant or sell any capital stock in the Company or its Subsidiaries.

7.           Warrant II shall be automatically exercised in accordance with the terms of Warrant II and in the manner determined by PBC DDH Warrants II, and PBC DDH Warrants II shall automatically receive all of the unexercised Warrant Shares under Warrant II pursuant to Section 3 of Warrant II if the Company completes a registration of its Common Stock where the Company or the resulting entity is publicly traded with a market capitalization of no less than $200,000,000.00 and the Company has received net proceeds of at least $20,000,000.00 from such transaction.

To the extent there is any conflict between the terms of this letter agreement and terms of the Warrant, the terms of this letter agreement shall supersede and control.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

* Remainder of Page Intentionally Left Blank *

[Signatures Appear on Next Page.]

If you agree with the foregoing, please execute the enclosed counterpart of this letter agreement and return the executed original counterpart to the Company.

Yours very truly,

Digital Domain Media Group, Inc.

By:	/s/ Jonathan Teaford
Name:	Jonathan Teaford
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED
effective as of the date first written above.

PBC DDH Warrants, LLC

By:	/s/ Nathan S. Ward
Name: Nathan S. Ward
Title: Manager

WITH RESPECT TO SECTION 7
effective as of the date first written above.

PBC DDH Warrants II, LLC

By:	/s/ Nathan S. Ward
Name: Nathan S. Ward
Title: Manager